Exhibit 10.1

June 11, 2018

Ronald Shiftan

c/o Lifetime Brands, Inc.

1000 Stewart Avenue

Garden City, NY 11530

Re: Retirement Agreement

Dear Ron:

This letter (this “Retirement Agreement”) will confirm our agreement relating to the terms of your remaining employment with, and retirement from, Lifetime Brands, Inc. (the “Company”). Capitalized terms not defined herein will have the respective meanings ascribed to them in the Third Amended and Restated Employment Agreement by and between you and the Company, dated as of November 24, 2015, including amendments through November 8, 2017 (the “Employment Agreement”).

1.    Retirement from Employment. You agree that you will retire as the Company’s Chief Operating Officer, and will resign from all other officer and director positions you may hold with any subsidiary or affiliate of the Company, on March 15, 2019 (the “Retirement Date”), and neither you nor the Company will terminate your employment prior to the Retirement Date, provided that:

(a)    the Company may terminate your employment for Cause pursuant to Section 4(a) of the Employment Agreement;

(b)    you may terminate your employment for Good Reason pursuant to Section 4(b) of the Employment Agreement, except that the events constituting Good Reason as set forth in clauses (a), (b), (c), (d), (f) and (g) of Section 4(a)(iii) of the Employment Agreement shall no longer apply, and instead Good Reason shall be limited to the occurrence of: (x) a material breach by the Company of this Retirement Agreement, (y) a failure of the Company to obtain the assumption in writing of its obligations to perform this Retirement Agreement or the Employment Agreement (as modified by this Retirement Agreement) by any successor to all or substantially all of the business or assets of the Company not later than the effective date of such transaction, or (z) an event described in clause (e) of Section 4(a)(iii) of the Employment Agreement;

(c)    your employment will terminate upon your death pursuant to Section 4(e) of the Employment Agreement; and

(d)    either you or the Company may terminate your employment on account of Disability pursuant to Section 4(d) of the Employment Agreement, provided that the selection of the physician to resolve any dispute as to whether or not you are disabled shall be made by the Company in good faith (i.e., the selected physician shall be board certified in the specialty to which the disability relates) and not by you.

2.    Responsibilities during your Remaining Employment. During the period from the date hereof through the Retirement Date, or such earlier date as may be applicable pursuant to Paragraph 1 above (the “Transition Period”), you shall continue to perform such duties as may be assigned to you by the Chief Executive Officer, provided that during the period from January 1, 2019 through the Retirement Date, your time commitment will be reduced to 50% of what it had been over the 36 months prior thereto. You acknowledge that such duties may include transitioning your authority and responsibilities to any successor to your position or responsibilities, and cooperating with the Company on the content of any press releases (including any press release in connection with your retirement). During the Transition Period, you will also continue to serve as Vice Chairman of the Board, subject to re-election at the Company’s upcoming 2018 annual meeting.

3.    Compensation during your Remaining Employment. During the Transition Period:

(a)    the Company will continue to pay you 100% of your Base Salary pursuant to Section 3(a) of the Employment Agreement through December 31, 2018, and then for the remainder of the Transition Period will pay you at the rate of 50% of such Base Salary;

(b)    you will continue to be entitled to the reimbursements and other benefits set forth in Sections 3(d) through (g) of the Employment Agreement;

(c)    your bonus entitlement in respect of 2018 will be determined and paid pursuant to Section 3(b)(ii) of the Employment Agreement, provided that you will not be entitled to any other bonus compensation, including in respect of the portion of the year that you work in 2019; and

(d)    you will not be entitled to any further long-term incentive compensation awards, including any share-based awards, provided that, for the avoidance of doubt, with respect to the awards previously granted to you, you continue to be eligible to vest in accordance with, and subject to, the terms of such awards.

4.     Compensation and Obligations upon the Retirement Date. Your entitlements and obligations upon and following the Retirement Date are as follows:

(a)    You will be entitled to payment of the Accrued Obligations, as defined in the Employment Agreement.

(b)    You will be entitled to a cash payment equal to the sum of (i) $650,000 and (ii) the average of the bonuses paid to you pursuant to Section 3(b)(ii) of the Employment Agreement for each of 2016, 2017 and 2018, payable in a cash lump sum within 30 days after the Retirement Date.

(c)    Your restricted stock and stock option awards outstanding as of the date hereof that remain unvested and outstanding on the Retirement Date will fully vest upon the Release Effective Date (as defined below), and your deferred stock awards outstanding as of the date hereof will vest at the end of the applicable performance period, subject to achievement of the applicable performance goals, and pro-rated based on the portion of the performance period that has elapsed through the Retirement Date, in accordance with the terms of your Deferred Stock Grant Certificates.

(d)    The Company will reimburse you for up to 6 monthly rental payments for the apartment you currently maintain in Roslyn, New York.

(e)    The Restrictive Covenants set forth in Section 5 of the Employment Agreement will continue to apply following the Retirement Date in the manner set forth in therein.

(f)    The Company agrees that you may continue to serve out the remainder of your term as a member of the Board (assuming you are serving as such on your Retirement Date), subject to the Board’s right to remove you on account of cause; provided that the Company shall have no further obligation to nominate you for re-election in or following 2019.

(g)    You will not be entitled to any payments or benefits pursuant to Section 4 of the Employment Agreement, provided that you may assume the life insurance policy referenced in Section 4(i) of the Employment Agreement in accordance with the terms thereof.

Your entitlements pursuant to subparagraphs (b), (c), (d) and (f) above shall be conditioned upon your execution of the Release attached as Exhibit A no earlier than the Retirement Date and no later than April 22, 2019, and your non-revocation of such execution during the 7-day period following such execution (the first day following the expiration of such 7-day period, provided you timely executed the Release and did not revoke your execution of the Release, is referred to as the “Release Effective Date”).

5.    Termination prior to the Retirement Date. Should your employment terminate prior to the Retirement Date in accordance with any of subparagraphs (a) through (d) of Paragraph 1, your entitlements and obligations will be governed by the applicable provisions of the Employment Agreement, and Paragraph 4 above shall not apply.

6.    Miscellaneous.

(a)    Except as modified herein, the Employment Agreement will remain in full force and effect in accordance with its terms. You acknowledge that the Term will be extended to, but not beyond, March 15, 2019.

(b)    Each of the provisions of Section 7 of the Employment Agreement are incorporated by reference and treated as if they were contained herein.

If this Retirement Agreement is acceptable to you, please sign, date and return it to me by June 11, 2018. At the time that you sign it, this Retirement Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above.

Sincerely,

Lifetime Brands, Inc.

By:	/s/ Robert Kay
Robert Kay
Chief Executive Officer

Accepted and agreed:

Signature:	/s/ Ronald Shiftan
Ronald Shiftan

Date:	June 11, 2018

Exhibit A

RELEASE

I, Ronald Shiftan, the undersigned, agree to accept the payments and benefits set forth on Paragraph 4 of the retirement agreement between me and Lifetime Brands, Inc. (the “Company”) dated as of June 11, 2018 (the “Retirement Agreement”) in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE the Company and Releasees from any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, to the maximum extent permitted by law (“Claims”), which I, my heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising, occurring or relating to my employment and/or termination thereof with the Company and Releasees, or my economic rights as an equity holder of the Company or Releasees, at any time on or prior to the date I execute this Release, including, without limitation, any and all Claims arising out of or relating to compensation, benefits, any and all contract claims, tort claims, fraud claims, claims for bonuses, commissions, sales credits, etc., defamation, disparagement, or other personal injury claims, claims for accrued vacation pay, claims under any federal, state or municipal wage payment, harassment, retaliation, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys’ fees with respect thereto. This release and waiver includes, without limitation, any and all rights and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871 and 1991, Section 1981 of U.S.C,, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act (including but not limited to the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, the Equal Pay Act, New York State Human Rights Law, New York Equal Pay Law, New York Equal Rights Law, New York Off-duty Conduct Lawful Activities Discrimination Law, New York State Labor Relations Act, Article 23-A of the New York State Corrections Law, New York Whistleblower Statute, New York Family Leave Law, New York Minimum Wage Act, New York Wage and Hour Law, New York Wage Hour and Wage Payment Law, New York WARN Act, and retaliation provisions of New York Workers’ Compensation Law, and all amendments to the foregoing, and any other federal, state or local statute, ordinance, regulation or constitutional provision regarding employment, compensation, employee benefits, termination of employment or discrimination in employment.

Except as permitted by Section 5(e) of the Employment Agreement (as defined in the Retirement Agreement) and explained below, I represent and affirm (i) that I have not filed any Claim against the Company or Releasees and (ii) that to the best of my knowledge and belief, there are no outstanding Claims.

For the purpose of implementing a full and complete release and discharge of Claims, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all the Claims described in the preceding paragraphs, whether known or unknown, apparent or concealed, and that this Release contemplates the extinction of all such Claims, including Claims for attorney’s fees. I expressly waive any right to assert after the execution of this Release that any such Claim has, through ignorance or oversight, been omitted from the scope of the Release.

For purposes of this Release, the term “the Company and Releasees” includes the Company and its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their past, present and future officers, directors, shareholders, representatives, agents, attorneys and employees, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

Notwithstanding anything in this Release to the contrary, I do not waive (i) my existing right to receive vested accrued benefits under plans or programs of the Company under which I have accrued benefits (other than under any Company separation or severance plan or programs), (ii) any claims that, by law, may not be waived, (iii) any right to indemnification under the governing documents of the Company or any indemnification agreement between me and the Company, or under any directors and officers insurance policy, with respect to my performance of duties as an officer or director of the Company, (iv) any claim or right I may have for unemployment insurance benefits, workers’ compensation benefits, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law and (v) any medical claim incurred during my employment that is payable under applicable medical plans or an employer-insured liability plan.

I understand that nothing in this Release, the Retirement Agreement or the Employment Agreement restricts or prohibits me from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, I acknowledge that to the maximum extent permitted by law, I am waiving my right to receive any individual monetary relief from the Company or any others covered by this Release resulting from such claims or conduct, regardless of whether I or another party has filed them, and in the event I obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Release and the Retirement Agreement. I understand that this Release and the Retirement Agreement do not limit my right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. I further understand that I do not need the prior authorization of the Company to engage in conduct protected by this Paragraph, and that I do not need to notify the Company that I have engaged in such conduct.

I have taken notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

I acknowledge that for purposes of my entitlement to the payments and benefits set forth in Paragraph 4 of the Retirement Agreement, this Release will not become effective unless and until I have signed and returned this Release to the Company, and have not revoked it pursuant to the following paragraph.

I further acknowledge that I have had at least 21 days from my receipt of this Release, to review and consider this Release, to consult with an attorney prior to executing this Release, and have been provided 7 days to revoke my execution of this Release by delivering a written notice of revocation to the Company.

I ACKNOWLEDGE THAT I HAVE READ THIS

RELEASE, AND I UNDERSTAND

AND VOLUNTARILY ACCEPT ITS TERMS.

NOT TO BE EXECUTED PRIOR TO THE LAST DAY OF EMPLOYMENT.

Ronald Shiftan	Date